Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Tower Hill Mines (US) LLC (hereafter “Company”), and Tom S. Q. Yip (hereafter “Executive”). Company and Executive shall be collectively referred to as “the Parties.”

1.                                      Effective Date and Commencement of Employment.

(a)                                         This Agreement shall be effective on March 11, 2013 (“Effective Date”).  Executive’s employment commenced on September 7, 2011 (the “Employment Commencement Date”).

(b)                                         The period commencing on the Employment Commencement Date and ending at the close of business on the date that this Agreement and Executive’s employment is terminated (“the Termination Date”) shall constitute the “Employment Period.”

(c)                                          Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Employment Period in accordance with Section 6.

2.                                      Position. During the Employment Period (as defined in Section 1 hereof), the Company shall be Executive’s employer, and Executive shall serve as Chief Financial Officer (“CFO”) of the Company and each of its affiliates including but not limited to International Tower Hill Mines Ltd. (ITH), reporting directly to the President and Chief Executive Officer (“CEO”).  Executive shall hold all other positions as deemed necessary by the CEO and the Board. On the Termination Date, Executive shall be deemed to have resigned from all positions held with all affiliates of the Company, including ITH.

3.                                      Duties and Responsibilities of Executive.

(a)                                         During the Employment Period (as defined in Section 1 hereof) and except as set forth below, Executive shall devote his full time and attention during normal business hours to the business of the Company and its affiliates, including ITH, will act in the best interests of the Company and its affiliates, including ITH, and will perform with due care his duties and responsibilities.

(b)                                         Executive’s duties will include those normally incidental to the position of CFO (to include the duties set forth in Exhibit A), as well as such additional duties consistent therewith as may be assigned to him by the CEO and Board. If, in its sole and complete discretion, the CEO or the Board changes Executive’s title and/or Executive’s reporting responsibilities, the CEO or Board may make such changes, and such changes shall thereafter apply for purposes of this Agreement, subject only to the provisions of Section 7(c) hereof.

(c)                                          Executive agrees to cooperate fully with the CEO and Board and not engage directly or indirectly in any activity that materially interferes with the performance of Executive’s duties hereunder. During the Employment Period, Executive will not hold outside employment, or perform substantial personal services for parties unrelated to the Company, without the advance written approval of the Company; provided, that it shall not be a violation of this Agreement for Executive to (i) serve on any corporate, civic, or charitable boards or committees (except for boards or committees of any business organization that competes with the Company or its affiliates, including ITH, in any business in which they are regularly engaged), so long as such service does not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement, as the CEO in his reasonable discretion shall determine, (ii) manage personal investments, or (iii) take vacation days and reasonable absences due to injury or illness as permitted by the general policies of the Company.

(d)                                         Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-solicitation agreement, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder.

(e)                                          Executive acknowledges and agrees that Executive owes the Company and its affiliates, including ITH, a duty of loyalty and that any obligations described in this Agreement are in addition to, and not in lieu of, any obligations Executive owes the Company as a matter of law.

4.                                      Compensation.

(a)                                         Base Salary. Commencing on the Employment Commencement Date, and during the Employment Period, the Company shall pay to Executive an annual base salary of $350,000 (the “Base Salary”), payable in conformity with the Company’s customary payroll practices for executive salaries. For all purposes of this Agreement, Executive’s Base Salary shall include any portion thereof which Executive elects to defer under any nonqualified plan or arrangement.

(b)                                         Annual Performance Bonus. Executive shall be eligible for an annual discretionary performance bonus with respect to each full calendar year during the Employment Period (the “Annual Performance Bonus”), beginning with the calendar year 2013, which shall, if earned, consist of a cash payment targeted at 100% of Base Salary. The CEO will, on an annual basis (at or near the beginning of each full calendar year in such Employment Period) establish performance objectives for Executive for the upcoming year, and will communicate such objectives to Executive. The amount, if any, of the Annual Performance Bonus will be determined by the Board, or the Compensation Committee if designated this task by the Board, acting in its sole and complete discretion but based on the CEO’s recommendation based on annual performance objectives established by the CEO. A bonus determination will be made by the Board typically within 90 calendar days of the end of each calendar year and the Annual Performance Bonus, if any, will be paid within 120 days of the end of the calendar year for which the Annual Performance Bonus is awarded. Executive must be employed by the Company at the time of payment of the Annual Performance Bonus to be entitled to payment of the Annual Performance Bonus, except as provided in Sections 7(a), 7(b), and 7(c).

(c)                                          Equity Awards. Subject to the approval of the Board and/or the Compensation Committee, as applicable, and, subject to all terms and conditions of the 2006 Incentive Stock

Option Plan of ITH (“2006 Plan”) reapproved in 2012 by the stockholders, the Company granted to Executive on August 23, 2011, an option to purchase 600,000 ITH common shares at a price of 8.07 per share with vesting to occur over 2 years, with 1/3 of the option vested on the grant date, and an additional 1/3 to be vested on both the first and second anniversary of the grant date.  These options will expire August 23, 2016.  On August 24, 2012, the company granted Executive an option to purchase 500,000 ITH common shares at a price of 3.17 per share with vesting to occur over 2 years, with 1/3 of the option vested on the grant date, and an additional 1/3 to be vested on both the first and second anniversary of the grant date.  These options will expire August 24, 2017.  In addition, Executive shall be eligible to receive future equity incentive awards as determined in the sole discretion of the Board or the Compensation Committee, as applicable.

5.                                  Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment Period:

(a)                                         Reimbursement of Business Expenses and Travel. The Company agrees to promptly reimburse Executive for reasonable business-related expenses, including travel expenses, incurred in the performance of Executive’s duties under this Agreement in accordance with Company policies. Executive understands and agrees that his position may entail frequent and significant travel to places outside of Colorado, including to Alaska.

(b)                                         Benefit Plans and Programs. To the extent permitted by applicable law, Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, then being actively maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs, including, without limitation, 401(k) plan, medical and dental insurance, life insurance and disability insurance. The Company will not, however, by reason of this Section 5(b), have any obligation to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program.

(c)                                          Disability Insurance. The Company shall maintain a disability insurance policy that will pay, upon Executive’s termination due to Disability (as defined below), no less than 60% of the Executive’s then-current Base Salary for the shorter of (i) two years, or (ii) the duration of such Disability.

6.                                      Termination of Agreement and Employment.

(a)                                         Automatic Termination in the Event of Death. This Agreement shall automatically terminate in the event of the Executive’s death.

(b)                                         Company’s Right to Terminate. At any time during the Employment Period, the Company shall have the right to terminate this Agreement with the Company for any of the following reasons:

(1)                                 Upon Executive’s Disability (as defined below);

(2)                                 For Cause (as defined in Section 7); or

(3)                                 For any other reason whatsoever, in the sole and complete discretion of the Company.

(c)                                          Executive’s Right to Terminate. At any time during the Employment Period, Executive will have the right to terminate this Agreement with the Company for:

(1)                                 Good Reason (as defined in Section 7); or

(2)                                 For any other reason whatsoever, in the sole and complete discretion of Executive.

(d)                                         “Disability.”  For purposes of this Agreement, “Disability” means that Executive has sustained sickness or injury that renders Executive incapable, with reasonable accommodation, of performing the duties and services required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12-month period; provided, however, that any termination based on Disability will be made in accordance with applicable law, including the Americans with Disabilities Act, as amended.

(e)                                          “Notices.”  Any termination of this Agreement with the Company by the Company under Section 6(b) or by Executive under Section 6(c) shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon and (2) if the termination is by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The Notice of Termination must specify Executive’s Termination Date. The Termination Date may be as early as 14 calendar days after such Notice is given but no later than 60 calendar days after such Notice is given, unless otherwise agreed to by the Parties in writing or unless the termination is For Cause, in which case the Termination Date may be immediate.

(f)                                   The termination of this Agreement shall also result in the contemporaneous termination of Executive’s employment.

7.                                      Severance Payments.

(a)                                 Termination by the Company pursuant to Section 6(b)(3). If the Company terminates this Agreement during the Employment Period pursuant to Section 6(b)(3) hereof, then, except as set forth in Section 7(c), the Company shall pay Executive the following severance, in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that Executive has executed, not revoked, and any period to revoke has lapsed, a full general release in favor of the Company and its affiliates, including but not limited to ITH:

(1)                                 One year’s Base Salary; and

(2)                                 The portion, if any, of his Annual Performance Bonus for the year in which the termination occurs based on the degree of achievement of the relevant performance targets established for such year through the date of termination, using pro-rated performance targets where necessary to account for the shortened performance period.

(b)                                 Termination by Executive for Good Reason. If Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) hereof, then, except as set forth in Section 7(c), the Company shall pay Executive the following severance, in a lump sum, subject to all applicable withholdings, within on the 60th day after the Termination Date, provided that Executive has executed, not revoked, and any period to revoke has lapsed, a full general release in favor of the Company and its affiliates, including but not limited to ITH:

(1)                                 One year’s Base Salary; and

(2)                                 The portion, if any, of his Annual Performance Bonus for the year in which the termination occurs based on the degree of achievement of the relevant performance targets established for such year through the date of termination, using pro-rated performance targets where necessary to account for the shortened performance period.

(c)                                          Termination by Company pursuant to Section 6(b)(3) or Executive for Good Reason after a Change in Control. If a Change in Control occurs and within six months of the Change in Control (i) Executive is terminated pursuant to Section 6(b)(3) hereof or (ii) Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) hereof, then Section 7(a) and 7(b) will not apply, but instead pursuant to this Section 7(c), the Company shall pay Executive the following severance, in a lump sum, subject to all applicable withholdings, on the 60th day after the Termination Date, provided that Executive has executed, not revoked, and any period to revoke has lapsed, a full general release in favor of the Company and its affiliates, including but not limited to ITH:

(1)                                 Two year’s Base Salary; and

(2)                                 Two year’s Annual Performance Bonus at target.

In addition, immediately prior to the termination of Executive’s employment in a situation entitling him to severance under this Section 7(c), Executive shall become 100% vested in all of the rights and interests then held by Executive under the Company’s stock and other equity plans (to the extent not theretofore vested), including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(d)                                 Additional Benefits. If the Company is required to pay Executive severance by, and subject to, Section 7(a) or 7(b) or 7(c), or if Executive is terminated pursuant to Section 6(b)(1) then:

(1)                                 Such severance shall be paid in addition to any other payments the Company may make to Executive (including, without limitation, salary, fringe benefits, and expense reimbursements) in discharge of the Company’s obligations to Executive under this Agreement with respect to periods ending coincident with or prior to the Termination Date.

(2)                                 The Company shall reimburse Executive for COBRA continuation coverage for twelve full months (or for the lesser duration of such COBRA coverage) beginning with the month following the month in which the Termination Date occurs, such that employee’s cost of such COBRA coverage shall equal the cost, if any, that Executive would pay (on behalf of himself and his spouse and dependents, as applicable) under the Company’s group health plan had Executive not terminated; provided, that if group health coverage under another group health plan becomes available thereafter to Executive, Executive’s spouse, or Executive’s dependents (as applicable), the Company’s reimbursement obligations under this paragraph will cease with respect to each person to whom such coverage becomes available. Executive shall notify the Company immediately upon group health coverage becoming available to Executive, Executive’s spouse, or Executive’s dependents.

(3)                                 Payments under Sections 7(a) or 7(b) or 7(c), or payment under the disability insurance policy pursuant to Section 5(c), shall be in lieu of any severance benefits otherwise due to Executive or under any severance pay plan or program maintained by the Company that covers its employees and/or its executives.

(e)                                          “Cause” means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events during the Employment Period:

(1)                               Executive’s gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, Executive’s duties and responsibilities as described herein or as lawfully directed by the Board;

(2)                                 Executive’s having committed any act of willful misconduct or material dishonesty (including but not limited to theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or misrepresentation) against the Company or any of its affiliates, including but not limited to ITH, or any act that results in, or could reasonably be expected to result in, material injury to the reputation, business or business relationships of the Company or any of its affiliates, including but not limited to ITH;

(3)                                 Executive’s material breach of this Agreement, any fiduciary duty owed by Executive to the Company or its affiliates (including but not limited to ITH), or any written workplace policies applicable to Executive (including but not limited to the Company’s code of conduct and policy on workplace harassment) whether adopted on or after the date of this Agreement;

(4)                                 Executive’s having been convicted of, or having entered a plea bargain, a plea of nolo contendere or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company’s or any of its affiliates’ reputations (including but not limited to ITH’s reputation); or

(5)                                 Executive’s having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

(f)                                   “Good Reason” means the occurrence, prior to occurrence of circumstances constituting Cause, of any of the following events during the Employment Period without Executive’s consent:

(1)                                 Any material breach by the Company of this Agreement;

(2)                                 Any requirement by the Company that Executive relocate outside of the Denver metropolitan area;

(3)                                 Failure of any successor to assume this Agreement not later than the date as of which it acquires substantially all of the assets or businesses of the Company;

(4)                                 Any material reduction in Executive’s title, responsibilities, or duties or the Board directs Executive to report to someone other than the CEO or the Board; or

(5)                                 The assignment to Executive of any duties materially inconsistent with his duties as Chief Financial Officer of the Company;

provided however, that no Good Reason shall have occurred unless Executive provides the Board written notice of the initial occurrence of the event or condition described in (1) through (5) immediately above within 90 days of the initial occurrence of such event or condition, the event or condition is not remedied or cured within 30 days of the Board’s receipt of such written notice, and Executive actually terminates his employment with the Company within 120 days of the initial occurrence of such event or condition.

(g)                                      “Change of Control” means (i) any person or group of affiliated or associated persons acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the liquidation or dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12-month period by Board members whose nomination or election was not approved by the members of the Board at the beginning of such period (the “Incumbent Board”) (provided that any subsequent members of the Board whose nomination or election was previously approved by the Incumbent Board shall thereafter be also deemed to be a member of the Incumbent Board); or (v) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than

51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization. Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur in the event of a sale of Company securities or debt as part of a bona fide capital raising transaction or internal corporate reorganization.

•                  the Parent is merged or consolidated in a transaction in which its shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation,

•                  a majority of the incumbent directors of the Parent who were previously nominated by management and elected as directors at the immediately preceding annual general meeting or who were appointed by the Board to fill a vacancy occurring since the immediately preceding annual general meeting are:

•                  not nominated for re-election at any annual general meeting of the shareholders of the Parent,

•                  after having been nominated by management for re-election as directors, not re-elected as directors at any annual general meeting of the shareholders of the Parent,

•                  removed as directors of the Parent, or

•                  as a result of an increase in the size of the Board and the appointment of new directors, no longer a majority of the Board, except as a result of the death, disability or normal retirement of any such directors in accordance with the normal retirement practices of the Parent, or

•                  the acquisition by any person, or by any person and its affiliates, or by any person acting jointly or in concert with any of the foregoing persons or affiliates, and whether directly or indirectly, of voting securities of the Parent that, when added to all other voting securities at the time held by such person, its affiliates and any person acting in concert with any of the foregoing persons or affiliates, totals for the first time, not less than TWENTY (20%) PERCENT of the then outstanding voting securities of the Parent,

•                  the disposition, by whatever means, by the Parent, or any affiliate of the Parent, of a majority of the ownership interests in the Company or the occurrence of any other transaction whereby the Parent, or an affiliate of the Parent, ceases to hold a majority of the ownership interests of the Company.

(k)                                 No Mitigation by Employee.  If the Company is required to pay Employee severance by, and subject to, Section 6(f), then Employee will not be required to mitigate any damages the Employee may suffer by reason of the termination of the Employee’s employment hereunder (whether by actual termination without Good Cause by the Company or by virtue of the occurrence of an event of Good Reason, nor will any mitigation of damages be taken into account in any action for actual or alleged damages by the Employee against the Company or the Parent for the amounts payable or benefits receivable pursuant to this Agreement.  The Company and the Parent expressly agree to waive the defense of failure to mitigate in any such action.  No rights or benefits required to be provided to the Employee hereunder will be terminated or reduced as a result of the Employee’s employment by another employer, or engaging in any other business on the Employee’s own or on behalf of or with others, at any time after the termination of the Employee’s employment hereunder, nor will such obligations be affected by virtue of the death of the Employee subsequent to the termination of the Employee’s employment hereunder (in which event all amounts payable at and after the time of death will be payable to the Employee’s legal representative s) except to the extent specifically provided in this Agreement.

(l)                                     “Parent,” as used in Section 6(f) means International Tower Hill Mines Ltd., a company incorporated and subsisting under the laws of British Columbia, Canada, and having its head office at Suite 2300- 1177 West Hastings Street, Vancouver, British Columbia, CANADA V6E 2K3

(m)                             The Parent hereby guarantees to the Employee the due and timely performance by the Company of the obligations of the Company hereunder subject to the prior or concurrent due and valid execution and delivery by the Employee to the Company of the Release in accordance with Section 6(f).

8.                                              Parachute Payment.

(a)                                         Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). A comparison shall then be made between (i) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (ii) Executive’s Net After-Tax Benefit without application of the 4999 Limit. If (ii) exceeds (i), then no limit on the Payments shall be imposed by this Section 8. Otherwise, the amount payable to Executive shall be reduced so that no such Payment is subject to the Excise Tax. “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive that are in the nature of compensation and contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

(b)                                         In the event that a reduction in Payments is required pursuant to this Section 8, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction. For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”). In determining the denominator for purposes of the preceding sentence (i) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (ii) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (iii) other reasonable valuation assumptions as determined by the Company shall be used. Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first. Upon any assertion by the Internal Revenue Service that any such Payment is subject to the Excise Tax, Executive shall be obligated to return to the Company any portion of the Payment determined by the Professional Services Firm to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.

(c)                                          All determinations required to be made under this Section 8, including whether and when a Payment is cut back pursuant to Section 8(c) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G (the “Professional Services Firm”) which shall provide detailed supporting calculations both to the Company and Executive. If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Section 280G Transaction, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Professional Services Firm hereunder). All fees and expenses of the Professional Services Firm shall be borne solely by the Company.

9.                                      Conflicts of Interest. Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict. Executive’s ownership of an interest not in excess of one percent in a business organization that competes with the Company or its affiliates (including but not limited to ITH) shall not be deemed to constitute a conflict of interest.

10.                               Confidentiality. The Company agrees to provide Executive valuable Confidential Information of the Company and its affiliates (including but not limited to ITH) and of third parties who have supplied such information to the Company. In consideration of such

Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 10.

(a)                                         “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information or work product of the Company or its affiliates (including but not limited to ITH), (ii) any information that gives the Company or its affiliates (including but not limited to ITH) a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information the disclosure or improper use of which is reasonably expected to be detrimental to the interests of the Company or its affiliates (including but not limited to ITH), (iv) any trade secrets of the Company or its affiliates (including but not limited to ITH), and (v) any other information of or regarding the Company or any of its affiliates (including but not limited to ITH), or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their businesses, operations, assets, liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates (including but not limited to ITH)or which Executive has learned of through his employment with the Company. Confidential Information also includes any non-public, confidential or proprietary information about or belonging to any third party that has been entrusted to the Company or its affiliates (including but not limited to ITH). Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Executive’s actions or inactions.

(b)                                 Protection. In return for the Company’s promise to provide Executive with Confidential Information, Executive promises (i) to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential, (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as CFO for the benefit of the Company, and (iii) to return to the Company all documents containing Confidential Information in Executive’s possession upon separation from the Company for any reason.

(c)                                          Value and Security. Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its affiliates (including but not limited to ITH), and/or third parties, and Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

(d)                                         Disclosure Required By Law. If Executive is legally required to disclose any Confidential Information, Executive shall promptly notify the Company in writing of such request or requirement so that the Company and/or its affiliates (including but not limited to ITH) may seek an appropriate protective order or other relief. Executive agrees to cooperate with and not to oppose any effort by the Company and/or its affiliates (including but not limited to ITH) to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, Executive will (i) disclose only that portion of the Confidential Information that, according to the advice of Executive’s counsel, is required to be disclosed (and Executive’s disclosure of Confidential Information to Executive’s counsel in connection with obtaining such advice shall not be a violation of this Agreement), (ii) use reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially, and (iii) promptly notify the Company and/or its affiliates (including but not limited to ITH) in writing of the items of Confidential Information so disclosed.

(e)                                          Third-Party Confidentiality Agreements. To the extent that the Company or its affiliates (including but not limited to ITH) possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, Executive will comply with all such agreements or obligations in full. The immediately preceding sentence shall apply only if the Company or any affiliate (including but not limited to ITH) has provided Executive with a copy of such agreements, and Executive may disclose such agreements and any related Confidential Information to Company’s attorneys and rely on their advice regarding compliance therewith.

11.                               Agreement Not to Compete. The Executive acknowledges that, in the course of the performance of the Executive’s duties and obligations under this Agreement, the Executive will acquire access to Confidential Information and the Executive further acknowledges that if the Executive were to compete against the Company or any of its affiliates (including but not limited to ITH), or be employed or in any way involved with a person or company that was in competition with the Company or any of its affiliates (including but not limited to ITH) following the termination of the Executive’s employment with the Company, the Company and its affiliates (including but not limited to ITH) would suffer irreparable damages. Accordingly, the Executive will not, at any time or in any manner, during the Executive’s Employment Period or at any time within one (1) year following the termination of Executive’s employment for whatever reason, and notwithstanding any alleged breach of this Agreement:

(a)                                         directly or indirectly engage in any business involving the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH);

(b)                                         accept employment or office with or render services or advice to any other company, firm or individual, whether a competitor or otherwise, engaged in the acquisition, exploration, development or operation of mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH);

(c)                                          solicit or induce any director, officer or employee of the Company or of any its affiliates (including but not limited to ITH) to end their association with the Company or any of its affiliates (including but not limited to ITH); or

(d)                                         directly or indirectly, on the Executive’s own behalf or on behalf of others, solicit, divert or appropriate to or in favor of any person, entity or corporation, any maturing business opportunity or any business of the Company or of any of its affiliates (including but not limited to

ITH); or

(e)                                          directly or indirectly take any other action inconsistent with the fiduciary relationship of a senior officer to his company, without the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.

(f)                                           For this purpose of this Section 11, mineral property which is competitive or in conflict with the business of the Company or any of its affiliates (including but not limited to ITH) means one:

(1)                                 which is primarily prospective for gold, and

(2)                                 any part of which lies within a horizontal distance of twenty-five (25) kilometers from the outer boundaries of any mineral property in which the Company or any of its affiliates (including but not limited to ITH) holds, or has the right to acquire, an interest.

12.                               Withholdings. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) any deductions consented to in writing by Executive.

13.                               Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 15), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement.

14.                               Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply.

15.                               Arbitration; Injunctive Relief; Attorneys’ Fees.

(a)                                         Subject to Section 15(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement, Executive’s employment with Company, or the termination of either (other than with respect to claims arising exclusively under one or more of the Company’s employee benefit plans subject to ERISA) will be finally settled by arbitration in Denver, Colorado before, and in accordance with the rules for the resolution of employment disputes then in effect at the American Arbitration Association. The arbitrator’s award shall be final and binding on both Parties.

(b)                                         Notwithstanding Section 15(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section 15; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 15. Executive acknowledges that Executive’s violation of Sections 9 and/or 10 and/or 11 of this Agreement will cause irreparable harm to the Company and its affiliates (including but not limited to ITH), Executive agrees not to contest that Executive’s violation of Sections 9 and/or 10 and/or 11 of this Agreement will cause irreparable harm to the Company and its affiliates (including but not limited to ITH), and Executive agrees that the Company shall be entitled as a matter of right to specific performance of Executive’s obligations under Sections 9 and 10 and 11 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or others acting on his/her behalf, without any showing of irreparable harm and without any showing that the Company and its affiliates (including but not limited to ITH) does not have an adequate remedy at law. The right of the Company and its affiliates (including but not limited to ITH) to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(c)                                          Each side shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(d)                                         Nothing in this Section 15 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement.

16.                               Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 15 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN DENVER, COLORADO AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

17.                               Entire Agreement and Amendment. This Agreement contains the entire agreement of the Parties with respect to Executive’s employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both Parties hereto.

18.                               Survival of Certain Provisions. Wherever appropriate to the intention of the Parties hereto, the respective rights and obligations of said Parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 16 hereof, shall survive any termination or expiration of this Agreement for any reason.

19.                               Waiver of Breach. No waiver by either pay hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20.                               Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company shall assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

21.                               Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(a)                                 If to Company, addressed to:  Suite 350 - 9635 Maroon Circle, Englewood, Colorado 80112; Attention:  Donald Ewigleben with a copy for informational purposes only to:  International Tower Hill Mines Ltd., Suite 2300-1177 West Hastings Street Vancouver British Columbia Canada, V6E 2K3

(b)                                 If to Executive, addressed to the address set forth below Executive’s name on the execution page hereof; or to such other address as either party may have furnished to the other party in writing in accordance with this Section 21.

22.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23.                               Definitions. The Parties agree that as used in this Agreement the following terms shall have the following meanings: an “affiliate” of a person shall mean any person directly or indirectly controlling, controlled by, or under common control with, such person; the terms “controlling, controlled by, or under common control with” shall mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; the term “person” shall mean a natural person, partnership (general or limited), limited liability Company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

24.                               Internal Revenue Code Section 409A .

(a)                                 If at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first to occur of (x) the first business day after such six-month period, (y) Executive’s death, or (z) such other date as will not cause such payment to be subject to tax or interest under Code Section 409A.

(b)                                 It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Code Section 409A. To the extent such potential payments or benefits could become subject to Code Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed. The Executive shall, at the request of the Company, take any action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Code Section 409A. In no event shall the Company be liable to Executive for any taxes, penalties, or interest that may be due as a result of the application of Code Section 409A.

(c)                                  With respect to payments under this Agreement, for purposes of Code Section 409A, each severance payment will be considered one of a series of separate payments, and each such payment shall be a separately identifiable and determinable amount.

(d)                                 For purposes of determining the timing of any payment of severance compensation, the Executive will be deemed to have a termination of employment only upon a “separation from service” within the meaning of Code Section 409A.

(e)                                  Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical, and in any event not later than the last day of the calendar year following the year in which the expenses were incurred.

(f)                                   Executive’s termination of his employment for Good Reason is intended to be a separation from service for good reason as described in Treas. Reg. § 1.409A-1(n)(2) and this Agreement shall be interpreted and construed accordingly.

(g)                                  For purposes of this Agreement, each payment of severance compensation is intended to be excepted from Code Section 409A to the maximum extent provided under Code Section 409A as follows: (i) each payment that is scheduled to be made following Executive’s termination of employment and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4) and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii) or the exception for limited payments described in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The Executive shall have no right to designate the date of any payment of severance compensation to be made hereunder.

25.                           Employment at Will. Executive agrees that by signing below he agrees that he is an employee at will and just as he is free to terminate his employment at any time, for any reason, the Company is also free to terminate his employment at any time, for any reason.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

EXECUTIVE:

Dated:	March 11, 2013	/s/ Tom S. Q. Yip
Tom S. Q. Yip

THE COMPANY:

Dated:	March 11, 2013	By:	/s/ Donald C. Ewigleben

Exhibit “A”

Description of Duties and Responsibilities of Employee

Without limiting the provisions of section 3 of the Agreement, Employee has the following specific duties and responsibilities:

•                                          acting as the primary financial advisor for the Company;

•                                          ensuring that the Company’s business alternatives are accurately analyzed;

•                                          providing strategic direction in the areas of treasury, risk analysis, finance, accounting and financial reporting, planning/budgeting, internal audit, tax planning, purchasing, human resources, investor relations, compliance, and information systems as they relate to overall corporate strategy, growth, and stability of the Company;

•                                          developing and overseeing the implementation and operation of appropriate financial policies and compliance systems for the Company, including internal controls, financial and risk management, corporate governance, investor reporting requirements, and debt covenants;

•                                          Ensure that relationships with the Company’s investors and financiers are cultivated and maintained, thereby maximizing the Company’s ability to raise capital and obtain financing.

•                                          Being involved as an integral part of negotiating equipment, commodity and supply contracts.

•                                          Overseeing the preparation of financial filings required for the Company.

•                                          Serve as primary liaison with the audit committee and external auditors of the Company’s parent company.

•                                          Interpreting financial statements, cost data, budgets and all internal management information reports of the Company and assisting other Employees in appraising their activities in terms of financial results.

•                                          Identify significant trends as indicated by analysis of the Company’s financial reports.

•                                          Prepare and/or review financial and risk analyses as required by management in assessing alternative capital or other transactional decisions.

•                                          Managing the Company’s cash flow, determining the Company’s financial requirements and ensuring sufficient funds are available for all development and operating purposes.

•                                          Providing leadership in respect of both short-term and long-term budgeting, forecasting and planning for the Company, including developing, as accurately as possible, the one year and longer-term financial outlook for the Company.

•                                          Overseeing the internal and external audit processes of the Company.

•                                          Developing local, state, and federal income tax strategies, and overseeing preparation of required schedules and filing of applicable tax returns.

•                                          Providing guidance in human resources initiatives, purchasing activities, and information systems as required.

•                                          Overseeing and participating in investor relations activities including making presentations to key contacts in the investment and financial communities.

•                                          Initiating, preparing, and issuing standard practices relating to accounting policies, cost and corporate governance procedures as necessary to ensure that adequate accounting records are maintained of all assets, liabilities, and transactions of the Company, and that suitable systems are used in compilation of costs.

•                                          Defining and implementing policies and practices, as needed, to properly manage corporate information and records.

•                                          Performing financial and presentation analysis of other gold sector companies to support corporate development activities.

•                                          Managing and developing internal accounting staff

•                                          Otherwise carrying out the duties normally associated with the position of the Chief Financial Officer of a company providing services to, and managing the activities of, a mineral exploration and development company.